Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS NORMALIZED FFO PER

DILUTED SHARE OF $0.32 IN THIRD QUARTER

Represents 19% Increase Compared To Prior Year Quarter

Birmingham, AL – November 5, 2015 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2015.

THIRD QUARTER AND RECENT HIGHLIGHTS

•	Achieved third quarter Normalized Funds from Operations (“FFO”) per diluted share of $0.32, up 19% compared to $0.27 per share reported in the third quarter of 2014; year to date Normalized FFO of $0.91 per share represents a 15% increase over the comparable period last year;

•	Completed previously disclosed $900 million Capella transactions on August 31st;

•	Completed two transactions involving Prime Healthcare for an aggregate investment of approximately $130 million;

•	Closed on the previously disclosed joint venture for the development of a general acute care hospital in Valencia, Spain;

•	Completed construction of six Adeptus First Choice ER facilities (“Adeptus”), including five freestanding ER’s and a general acute care hospital, and commenced collection of rent; MPT is now receiving rent from 31 Adeptus facilities with nine more under construction and 14 in pre-construction diligence.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to FFO and Adjusted Funds from Operations (“AFFO”), all on a basis comparable to 2014 results.

“The long term planning that MPT has done over the last five years is paying tremendous dividends,” said Edward K. Aldag, Jr., Chairman, President and CEO of the Company. “As you

look at the results announced today, you see that the plans we put in place years ago continue to strengthen our portfolio in every respect. Our normalized FFO per share for the quarter has more than doubled from where it was five years ago, and we will continue to add shareholder value by selectively acquiring properties that improve the overall quality of our portfolio and achieve added diversification. As we evaluate our current portfolio, we cannot think of a time in our company’s history when our properties have performed better than the present. We have a highly diversified group of operators that in aggregate provide MPT with rent coverage of 3.8 times. While our balance sheet metrics are currently at the higher end of our historical ranges, it is important to note that we are very comfortable continuing our strong performance within those ranges. We will be prudent in considering various initiatives to lower our debt ratios, including potential select assets sales that should serve to demonstrate the value embedded in our portfolio,” said Aldag.

FINANCING TRANSACTIONS

During the third quarter of 2015, MPT issued 28.75 million shares of common stock for net proceeds of approximately $337.1 million and issued €500 million of 4.00% senior notes due in 2022. The proceeds from the two transactions were used primarily to fund the Capella acquisition and European investments, including repayment of Euro-denominated revolver borrowings.

The Company also exercised the accordion feature under its senior unsecured credit facility, which is now comprised of a $1.3 billion senior unsecured revolving credit facility and a $250 million senior unsecured term loan facility. The credit facility has a new accordion feature that allows the Company to expand the size of the facility by up to $400 million to $1.95 billion.

PORTFOLIO UPDATE

MPT invested approximately $1.1 billion during the quarter, including $772 million in hospital real estate and the previously disclosed approximately $300 million acquisition of interests in Capella Holdings, Inc. In addition, MPT provided $14 million equivalent initial funding of a hospital development project in Valencia, Spain pursuant to the AXA relationship and funded mortgage loans with options to purchase two Prime hospitals for an aggregate $130 million. Furthermore, MPT invested approximately $28 million in Adeptus developments. Five new Adeptus freestanding emergency facilities and one acute care hospital with an aggregate cost of $60 million were placed in service during the quarter.

Also, in the third quarter, MPT sold a long-term acute care facility and six wellness centers for approximately $19.2 million, resulting in gains of approximately $3.3 million ($1.4 million, net of certain write-offs).

As of September 30, 2015, the Company had total gross assets of approximately $5.9 billion including 187 properties in 29 states and in Germany, the United Kingdom and Spain. The properties are leased to or mortgaged by 30 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Normalized FFO for the third quarter increased 56% to $72.5 million compared with $46.6 million in the third quarter of 2014. Per share Normalized FFO increased 19% to $0.32 per diluted share in the third quarter compared with $0.27 per share in the third quarter of 2014.

Third quarter 2015 total revenues increased 42% to $114.6 million compared with $80.8 million for the third quarter of 2014.

Net income for the third quarter of 2015 was $23.1 million (or $0.10 per diluted share), compared to $28.5 million (or $0.16 per diluted share) in the third quarter of 2014; 2015 results include the impact of $29.0 million, or $0.13 per diluted share, of increased acquisition costs and financing fees primarily related to the MEDIAN and Capella acquisitions.

Based solely on the completed and pending acquisitions, development projects currently ongoing, which excludes the $250 million commitment to Adeptus, per share Normalized FFO is expected to range between approximately $1.30 and $1.33 on an annual run-rate basis. This estimate does not include potential earnings from MPT’s equity investment in Capella.

These estimates also do not include the effects, if any, of real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates will change when the Company acquires or sells assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from investments in tenant operations vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, November 5, 2015 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2015. The dial-in numbers for the conference call are 877-703-6108 (U.S.) and 857-244-7307 (international); both numbers require passcode 24343193. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through November 19, 2015. Dial-in numbers for the replay are 888-286-8010 and 617-801-6888 for U.S. and International callers, respectively. The replay passcode for both U.S. and international callers is 28924157.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: ; the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; Normalized FFO per share;, the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions, the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	September 30, 2015	December 31, 2014
Assets	(Unaudited )
Real estate assets
Land, buildings and improvements, and intangible lease assets	$3,166,854	$2,149,612
Construction in progress and other	39,202	23,163
Net investment in direct financing leases	618,493	439,516
Mortgage loans	762,584	397,594

Gross investment in real estate assets	4,587,133	3,009,885
Accumulated depreciation and amortization	(239,950)	(202,627)

Net investment in real estate assets	4,347,183	2,807,258
Cash and cash equivalents	332,235	144,541
Interest and rent receivables	47,153	41,137
Straight-line rent receivables	73,976	59,128
Other assets	832,776	695,272

Total Assets	$5,633,323	$3,747,336

Liabilities and Equity
Liabilities
Debt, net	$3,364,119	$2,201,654
Accounts payable and accrued expenses	123,888	112,623
Deferred revenue	21,594	27,207
Lease deposits and other obligations to tenants	11,119	23,805

Total Liabilities	3,520,720	2,365,289

Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 500,000 shares; issued and outstanding — 236,656 shares at September 30, 2015 and 172,743 shares at December 31, 2014	236	172
Additional paid in capital	2,591,234	1,765,381
Distributions in excess of net income	(423,874)	(361,330)
Accumulated other comprehensive loss	(59,731)	(21,914)
Treasury shares, at cost	(262)	(262)

Total Medical Properties Trust, Inc. Stockholders’ Equity	2,107,603	1,382,047

Non-controlling interests	5,000	—

Total Equity	2,112,603	1,382,047

Total Liabilities and Equity	$5,633,323	$3,747,336

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues
Rent billed	$70,358	$48,063	$177,351	$136,952
Straight-line rent	5,023	5,282	15,003	10,648
Income from direct financing leases	14,692	12,308	40,055	36,787
Interest and fee income	24,497	15,124	77,924	46,039

Total revenues	114,570	80,777	310,333	230,426
Expenses
Real estate depreciation and amortization	20,016	13,354	49,728	39,485
Impairment charges	—	—	—	50,128
Property-related	1,727	700	2,608	1,401
Acquisition expenses	24,949	4,886	56,997	7,933
General and administrative	10,778	8,672	32,325	25,836

Total operating expenses	57,470	27,612	141,658	124,783

Operating income	57,100	53,165	168,675	105,643
Interest and other income (expense)	(33,897)	(24,253)	(86,068)	(69,642)
Income tax (expense) benefit	(80)	(249)	(1,018)	(232)

Income from continuing operations	23,123	28,663	81,589	35,769
Income (loss) from discontinued operations	—	—	—	(2)

Net income	23,123	28,663	81,589	35,767
Net income attributable to non-controlling interests	(66)	(126)	(228)	(192)

Net income attributable to MPT common stockholders	$23,057	$28,537	$81,361	$35,575

Earnings per common share – basic and diluted:
Income from continuing operations	$0.10	$0.16	$0.38	$0.21
Income (loss) from discontinued operations	—	—	—	—

Net income attributable to MPT common stockholders	$0.10	$0.16	$0.38	$0.21

Dividends declared per common share	$0.22	$0.21	$0.66	$0.63

Weighted average shares outstanding – basic	223,948	171,893	211,659	169,195
Weighted average shares outstanding – diluted	223,948	172,639	212,068	169,852

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
FFO information:
Net income attributable to MPT common stockholders	$23,057	$28,537	$81,361	$35,575
Participating securities’ share in earnings	(265)	(179)	(781)	(584)

Net income (loss), less participating securities’ share in earnings	$22,792	$28,358	$80,580	$34,991

Depreciation and amortization	20,016	13,354	49,728	39,485
Gain on sale of real estate	(3,268)	—	(3,268)	—
Real estate impairment charges	—	—	—	5,974

Funds from operations	$39,540	$41,712	$127,040	$80,450

Write-off straight line rent and other	3,928	—	3,928	950
Unutilized financing fees / debt refinancing costs	4,080	—	4,319	290
Loan and other impairment charges	—	—	—	44,154
Acquisition expenses	24,949	4,886	56,997	7,933

Normalized funds from operations	$72,497	$46,598	$192,284	$133,777

Share-based compensation	2,515	2,059	7,716	6,179
Debt costs amortization	1,523	1,247	4,294	3,441
Additional rent received in advance (A)	(300)	(300)	(900)	(900)
Straight-line rent revenue and other	(9,840)	(6,979)	(23,100)	(16,512)

Adjusted funds from operations	$66,395	$42,625	$180,294	$125,985

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.10	$0.16	$0.38	$0.21
Depreciation and amortization	0.09	0.08	0.23	0.22
Gain on sale of real estate	(0.01)	—	(0.01)	—
Real estate impairment charges	—	—	—	0.04

Funds from operations	$0.18	$0.24	$0.60	$0.47

Write-off straight line rent and other	0.01	—	0.02	0.01
Unutilized financing fees / debt refinancing costs	0.02	—	0.02	—
Loan and other impairment charges	—	—	—	0.26
Acquisition expenses	0.11	0.03	0.27	0.05

Normalized funds from operations	$0.32	$0.27	$0.91	$0.79

Share-based compensation	0.01	0.01	0.04	0.04
Debt costs amortization	0.01	0.01	0.01	0.02
Additional rent received in advance (A)	—	—	—	(0.01)
Straight-line rent revenue and other	(0.04)	(0.04)	(0.11)	(0.10)

Adjusted funds from operations	$0.30	$0.25	$0.85	$0.74

(A)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.